EXHIBIT 10.54

                                AGREEMENT OF SALE
                                    PARCEL II
                             AIRPORT BUSINESS CENTER
                              TINICUM TOWNSHIP, PA


         THIS AGREEMENT is made this 23rd day of October, 1996, by and among HENDERSON/TINICUM PARTNERSHIP ("H/T Partnership"), a Pennsylvania general partnership, INTERNATIONAL COURT II LIMITED PARTNERSHIP ("International Court II, LP"), a Pennsylvania limited partnership, INTERNATIONAL COURT III JOINT VENTURE ("International Court III, JV"), a Pennsylvania general partnership, WILBUR C. HENDERSON & SON ("Henderson & Son"), a Pennsylvania general partnership, and DAVID C. HENDERSON ("David Henderson"), an individual, (H/T PARTNERSHIP, INTERNATIONAL COURT II, L.P., INTERNATIONAL COURT III, J.V., HENDERSON & SON, AND DAVID C. HENDERSON, are sometimes hereinafter collectively referred to as "Sellers" and each individually as "Seller"), and CALI REALTY ACQUISITION CORPORATION ("Buyer"), a Delaware corporation.

                                    RECITALS:

         A. H/T Partnership is the owner of certain real property and improvements thereon located in Tinicum Township, Delaware County, Pennsylvania, containing approximately 12.7 acres of land and improved with a three-story building consisting of approximately 95,000 rentable square feet and commonly known as "International Court I", all as more fully described on Exhibit "A-1", attached hereto and made a part hereof (the "International Court I Building").

         B. International Court II, LP is the owner of certain real property and improvements thereon located in Tinicum Township, Delaware County, Pennsylvania, containing approximately 13.6 acres of land and improved with a four-story building consisting of approximately 208,000 rentable square feet and commonly known as "International Court II", all as more fully described on Exhibit "A-2", attached hereto and made a part hereof (the "International Court II Building").

         C. International Court III, JV is the owner of certain real property and improvements thereon located in the Township of Tinicum, Delaware County, Pennsylvania, containing approximately 4 acres of land and improved with a three-story building consisting of approximately 68,000 rentable square feet and commonly known as "International Court III", all as more fully described on Exhibit "A-3", attached hereto and made a part hereof (the "International Court III Building").

         D. Henderson & Son and David Henderson are the owners, as tenants in common, of a certain unimproved parcel of land located in Tinicum Township, Delaware County, Pennsylvania, containing approximately 12.7 acres of land, all as more fully described on Exhibit "A-4", attached hereto and made a part hereof (the "Parcel").

         E. International Court I Building, International Court II Building, International Court III Building and the Parcel make up an office park commonly known as "Parcel II, Airport Business Center". International Court I Building, International Court II Building, International Court III Building are sometimes hereinafter referred to collectively as, the "Buildings" and individually as, a "Building". (References to lot size for the Buildings and the Parcel are for description only and are not representations as to actual size and dimension.)

         F. H/T Partnership desires to sell to Buyer, and Buyer desires to purchase from H/T Partnership, the International Court I Building.

         G. International Court II, LP desires to sell to Buyer and Buyer desires to purchase from International Court II, LP, the International Court II Building.

         H. International Court III, JV desires to sell to Buyer and Buyer desires to purchase from International Court III, JV, the International Court III Building.

         I. Henderson & Son and David Henderson desire to sell to Buyer, and Buyer desires to purchase from Henderson & Son and David Henderson, the Parcel.

         NOW, THEREFORE, the parties hereto, in consideration of the mutual promises and covenants contained herein, and each intending to be legally bound hereby, agree as follows:

1.       Sale of Property.

         A. Subject to and upon the terms and conditions set forth in this Agreement, each Seller agrees to sell, assign, transfer, deliver and convey to Buyer, and Buyer agrees to purchase, acquire and accept from each Seller, all of each Seller's right, title, and interest in the Building or the Parcel, as the case may be, which it owns, as set forth in the Recitals above for the purchase price hereinafter set forth.

         B. Buyer agrees to pay to each Seller and each Seller agrees to accept as the purchase price for its Building or the Parcel, as the case may be, the following sum:

                  Property                                         Price
                  --------                                         -----
                  International Court I Building                $12,020,000
                  International Court II Building               $23,100,000
                  International Court III Building              $ 7,880,000
                  Parcel                                        $ 2,000,000

Each of the foregoing sums is sometimes hereinafter referred to as the "Individual Purchase Price" for the Building or the Parcel designated opposite such sum, and the sum of all of them, being Forty-Five Million Dollars ($45,000,000.00), is sometimes hereinafter referred to as the "Purchase Price".

         C. Each Seller agrees to sell, convey, assign and transfer as part of this Agreement, with respect to its Building or the Parcel, as the case may be, the following:

                  (1) All open parking areas and improvements, including without limitation, all mechanical, electrical, heating, ventilation, air conditioning and plumbing fixtures, systems and equipment as well as all compressors, engines and elevators, if any; and

                  (2) All leases and other agreements with respect to the occupancy of the Building or the Parcel, together with all amendments and modifications thereto ("Leases"), and rents, additional rents, reimbursements, profits, income and receipts with respect to the period commencing on the date of Closing and continuing thereafter as set forth below, and Security Deposits, as hereinafter defined, thereunder and all of Seller's right, title and interest in and to those contracts and agreements for the servicing, maintenance and operation of the Building or the Parcel ("Service Contracts") to the extent Buyer elects to assume same as provided in Paragraph 3.D. herein; and

                  (3) All right, title and interest, if any, of the Seller in and to those certain fixtures, equipment, furniture and other items of personal property affixed to or appurtenant to the Building or the Parcel owned by Seller and constituting either a part of a Building or the Parcel or used in the operation thereof, including, without limitation, all carpets, drapes and other furnishings; maintenance equipment and tools, all fixtures, machinery, transformers, apparatus, fittings, freezing, lighting, laundry, incinerating and power equipment and apparatus, all engines, pipes, pumps, tanks, motors, conduits, switchboards, plumbing, lifting, cleaning, fire prevention and fire extinguishing and refrigerating equipment and apparatus; shades, blinds, awnings, screens, storm doors and windows, cabinets, partitions, ducts and compressors, rugs, furniture and furnishings, hot water heaters, garbage receptacles and containers above and below ground, keys to locks on or in the Building, and all other machinery, equipment, meters, boilers, repair parts, fixtures and tangible personal property of every kind and character and all accessions and additions thereto owned by and in the possession of Seller and attached to or located upon and used in connection with the ownership, maintenance, or operation of the Building or the Parcel which are not the property of Tenants of the Building or of other persons (the "Personal Property") (As used in this Agreement, the term "Tenant" shall mean any and all occupants of the Building or the Parcel.); and

                  (4) All right, title and interest, if any, of the Seller in and to any land lying in the bed of any public street, any interest in any public or private road, alley, easements, rights of way, water, water courses, sewer rights, hereditament or avenue opened or proposed, in front of or adjoining said Building or the Parcel, as the case may be, including all strips and gores between the Building or the Parcel, as the case may be, and abutting property, to the center line thereof all appurtenances to the Building or the Parcel; and

                  (5) All right, title and interest of Seller, if any, in and to all current or proposed site plans, and all surveys, soil and substrata studies, architectural drawings, plans and specifications, engineering plans and studies, floor plans, landscape plans, operating or maintenance manuals and other plans and studies of any kind owned by Seller, if any, with respect to the Building or the Parcel or the Personal Property ("Plans"); and

                  (6) All books, records, promotional material, tenant data, leasing material and forms, current rent rolls, market studies, keys, and other materials of any like kind owned by Seller, if any, which are or may be used in Seller's ownership or use of the Building or the Parcel or the Personal Property (to the extent any such material or information is contained in a document that also contains material or information with respect to a property other than a Building or the Parcel, then Seller shall retain ownership of the document and provide to Buyer a copy thereof, redacted to remove information relating to such other property) during the three (3) year period immediately preceding the date of Closing; Seller shall retain the originals of such for purposes of record-keeping and shall provide true and correct copies to Buyer ("Books and Records"); and

                  (7) All right, title and interest of Seller, if any, in and to the use of the names, "International Court" and a license to use the name "Airport Business Center" as such relates to the Buildings and the Parcel, but Seller shall retain such right, title and interest, if any, in and to the use of such name as such relates to other property owned by any Seller, and any other name by which the property is commonly known, and all goodwill, if any, related to the name by which the Buildings are commonly known ("Trade Names"); and

                  (8) All right, title and interest of Seller, if any, in and to any and all licenses and permits owned or held by Seller (including any certificates of occupancy) to the extent such are assignable and in any way used in connection with the ownership or operation of the Building or the Parcel or the Personal Property (collectively, "Licenses and Permits"); and

                  (9) All other rights, privileges and appurtenances owned by Seller, if any, and in any way related to the rights and interests described above in this Section; provided, however, that if such rights, privileges and appurtenances also benefit or relate to property constituting the Airport Business Center owned by Seller other than the Buildings and the Parcel, then Seller shall retain an ownership interest therein and shall grant and convey to Buyer such interest and right as may be necessary or desirable for Buyer's use and enjoyment of the Buildings and the Parcel.

(The foregoing Buildings, the Parcel, rights and interests set forth or described in subsections (1) through (9) of this Section are hereinafter collectively referred to as the "Property".)

2.       Payment of Purchase Price.

         A. Simultaneously with the execution and delivery of this Agreement by each Seller, Buyer shall deliver to Commonwealth Land Title Insurance Company ("Title Company"), as escrow agent, a cash deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00) to be held by Title Company as the security for the performance of Buyer's obligations hereunder (together with all interest earned thereon, the "Initial Deposit") pursuant to the provisions set forth in Paragraph 19.

         B. Within five (5) days after the end of the Inspection Period, as hereinafter defined, Buyer shall at its sole option deliver to Title Company, as escrow agent, either an additional cash deposit in the amount of Two Hundred Fifty Thousand Dollars ($250,000.00), together with all interest earned thereon (the "Second Deposit") or an irrevocable and unconditional, domestic letter of credit (the "Letter of Credit"), issued by a financial institution reasonably acceptable to Sellers for the account of Buyer and naming Title Company as beneficiary, in the sum of Five Hundred Thousand Dollars ($500,000.00), payable on December 10, 1996, in form reasonably acceptable to Sellers (the "Letter of

Credit Deposit"), to be held by Title Company as the security for the performance of Buyer's obligations hereunder pursuant to the provisions set forth in Paragraph 19. (The Initial Deposit and the Second Deposit, if and when made, are sometimes hereinafter collectively referred to as the "Deposit".) In the event Buyer elects to and does deliver the Letter of Credit Deposit, the Initial Deposit shall be promptly returned to Buyer by the Escrow Agent, notwithstanding anything to the contrary set forth in Paragraph 19 or otherwise in this Agreement, and the Letter of Credit Deposit shall be deemed to be the Deposit for the purposes of this Agreement.

         C. At the time of Closing, the Deposit, if not in the form of the Letter of Credit Deposit, shall be applied to the Purchase Price.

         D. Buyer shall pay to each Seller the balance of the Individual Purchase Price for its Building or Parcel, as the case may be, plus or minus any credits and adjustments as may be provided herein, and less the application of the Deposit, if not in the form of the Letter of Credit Deposit, in cash or by wire transfer of the immediately available federal funds to such Seller's order.

         E. In the event that the Parcel Closing, as hereinafter defined, is not held on the same date as the Closing, as hereinafter defined, but is held on or before the first anniversary of the date of Closing, the Individual Purchase Price for the Parcel shall be Two Million Dollars ($2,000,000.00); if the Parcel Closing is held on a date that is after the first anniversary of the Closing but before the second anniversary of the Closing, the Individual Purchase Price for the Parcel shall be Two Million Fifty Thousand Dollars ($2,050,000.00); and if the Parcel Closing is held on a date that is after the second anniversary of the Closing, the Individual Purchase Price for the Parcel shall be Two Million One Hundred Thousand Dollars ($2,100,000.00), subject to adjustment as provided herein. The parties' respective rights and obligations with respect to the Parcel are more fully set forth in Paragraph 26 hereof.

3.       Certain Conditions.

         The following shall be conditions precedent to Buyer's obligations to close hereunder:

         A. Buyer shall have thirty (30) days, commencing with the date of this Agreement, in which to review all Leases, contracts, income, expenses, Service Contracts, Plans, Books and Records, business records, including, without limitation, engineering and environmental reports, to conduct or retain third parties to conduct physical inspections, soil tests and borings, environmental surveys and tests, ground water tests and investigations, marketing surveys and such other tests, inspections and surveys as Buyer deems relevant or necessary to this purchase ("Inspection Period"). In the event Buyer, in its sole discretion is not satisfied for any reason with the results of said review, tests, reports, or inspections, this Agreement shall terminate as of the end of the Inspection Period. In the event Buyer elects to continue with the purchase of the Property under this Agreement, Buyer shall provide notice of such election to Seller prior to the expiration of the thirty (30) day Inspection Period. The failure by Buyer to timely provide written notice to Seller of its election to continue with the purchase shall be evidence of Buyer's termination of this Agreement. For purposes of the notice referred to above, only, Buyer may provide notice to Seller by hand delivery to Seller's address set forth in Paragraph 18 hereof, and such shall be deemed good notice on the date so delivered. Buyer may elect not to proceed under this Agreement within said time period for any reason whatsoever or no reason. In the event this Agreement terminates by operation of this Paragraph, Buyer will deliver to Seller at the time that the Deposit is returned to Buyer, copies of all environmental and engineering reports and tests that it has received or caused to be made, the Deposit shall be returned to Buyer, this Agreement shall become null and void and neither Seller nor Buyer shall have any further rights or obligations under this Agreement.

                  (1) Seller hereby agrees that Buyer, its agents and contractors, shall have the right to enter onto the Buildings and the Parcel and Seller agrees to permit inspections, tests, borings, investigations, and studies by Buyer, its agents and contractors, of or related to the Buildings and the Parcel, as Buyer, in its sole discretion may deem necessary or desirable, including without limitation, tests involving the roof, HVAC and other structural elements of each of the Buildings, as well as soil borings and tests and ground water tests and investigations. Prior to undertaking any test that will result in any material damage to the Real Property, Buyer shall obtain Seller's written consent, which consent shall not be unreasonably withheld or delayed. If such consent is not denied within twenty-four (24) hours after the written request therefor is delivered to Seller, the consent shall be deemed granted. Seller shall advise Buyer of any conditions which exist, that due to the nature of the test, boring or investigation to be performed by or on behalf of Buyer pose a dangerous condition to Buyer or any other person. Seller shall cooperate with Buyer and shall use reasonable efforts to secure the cooperation of Tenants, contractors and engineers with Buyer's inspections. Seller shall allow free access to the grounds and the common and Building system areas of the Buildings and to the Parcel during normal business hours, subject to the rights of Tenants under law and the Leases. Tenant areas will be subject to investigation with permission of Tenants, who generally will not permit inspection during normal business hours. Seller will, with the permission of Tenants, make available to Buyer its personnel to assist in obtaining access to Tenant areas during evening and weekend hours. Seller will deliver to Buyer documents in its possession concerning any Plans and/or surveys, current rent roll, Licenses and Permits, Books and Records of the last three years, Leases, Service Contracts, ground water tests and investigations, soil tests and borings, and hazardous waste reports which Seller has in Seller's possession or subject to Seller's control, in regard to the Property and such other documents in Seller's possession, if any, which Buyer may reasonably desire to inspect within three (3) business days after written request therefor is delivered to Seller.

                  (2) Buyer agrees that it shall indemnify and hold Seller harmless from any and all actions, causes of actions, claims, suits, costs and expenses, including reasonable counsel fees, as a result of personal injury or damage to property, including the Property, to the extent arising out of or occurring as a result of the actions or failure to act of Buyer, its servants, agents or employees and contractors in the course of having access to the Premises and or performing the tests and inspections permitted hereunder, except to the extent caused by Seller, Tenants or their respective agents, servants and employees or other third parties over whom Buyer has no control. Buyer further agrees that if it undertakes any tests in which portions of Buildings, improvements or land are damaged, displaced or removed, Buyer, at its cost, will promptly restore such to its condition prior to the performing of such tests or inspections.

         B. All of Seller's representations shall be true and correct as of the date of Closing, unless expressly limited to the date of this Agreement.

         C. As of Closing, the title to the Property shall comply with the requirements specified in Paragraph 4 hereof.

         D. Buyer, at least thirty-five (35) days prior to Closing, shall identify in writing to Seller those Service Contracts that Buyer wishes to assume ("Elected Service Contracts"). Seller shall cause all Service Contracts, other than the Elected Service Contracts, to be terminated so that there shall be no contracts or agreements for supplies or services to the Property outstanding on the date of Closing. Buyer shall, in writing, on terms reasonably acceptable to Seller, agree to assume the Elected Service Contracts and release Seller of all liability for obligations or occurrences arising therefrom after the date of Closing.

         E. Seller shall have performed all of its covenants, agreements and obligations set forth herein and shall have complied with all conditions required by this Agreement to be performed or complied with by Seller on or before the date of Closing.

         F. Seller shall have delivered to Buyer all of the documents required to be delivered as set forth in Paragraph 12 hereof.

         G. In the event the zoning classification of any Building is changed prior to Closing without Buyer's written approval, Buyer shall have the right to cancel this Agreement and to receive the Deposit, whereupon neither party shall have any further rights, duties or obligations under this Agreement.

         H. Valid and final certificates of occupancy shall have been issued for each Building and for each of the spaces leased to Tenants and no space in any Building shall have been leased or occupied in violation of any such certificate.

         I. As of Closing, there shall be no sewer moratorium affecting any of the Buildings or the Parcel.

         J. The Property shall be in compliance with all Environmental Laws (as hereinafter defined).

4.       Title.

         A. At the Closing and the Parcel Closing hereunder, title to the Buildings and to the Parcel, shall be transferred in fee simple, good and marketable, free and clear of all liens, encumbrances, easements and restrictions, except for those items set forth on Exhibit "B" hereto attached and made a part hereof, or those to which Buyer agrees in writing to take subject to ("Permitted Exceptions") and shall be insurable as good and indefeasible fee simple title to the Property, subject only to the Permitted Exceptions, at standard rates by a responsible title insurance company in the Philadelphia and Delaware County area. There shall be no restrictions which would prohibit the use of the Buildings or the Parcel as offices, office buildings, or an office park. Each Seller shall use its diligent efforts to deliver title as required hereunder, subject to the provisions of this Agreement.

         B. Each Seller shall inform Buyer within ten (10) days after the date of this Agreement of the existence of any mortgage liens on the Building or the Parcel, which it owns, and the outstanding principal balance and accrued interest due and owing thereon. Each Seller shall use a portion of the Closing proceeds to satisfy any amounts due under such mortgages. Any such mortgage lien shall be discharged or satisfied prior to or at Closing by Seller. If any such mortgage lien is not held by an institutional lender, then Seller shall be obligated to present at Closing a fully executed discharge and satisfaction piece in recordable form and an original of such mortgage properly endorsed for cancellation.

         C. If, at or before Closing, it appears that any Building or the Parcel may be or is subject to mechanics' or materialmen's liens or the lien of decedent's debts, the Seller owning such Building or Parcel shall, at Seller's cost and expense, provide special insurance against such lien and upon so doing the same shall be considered good delivery of title with respect thereto under this Agreement. Each Seller shall discharge at Closing all monetary liens that it voluntarily has agreed to attach to the Property in exchange for any monetary benefit (each such lien is sometimes referred to hereinafter as a "Voluntary Lien").

         D. If, at or before Closing, it appears that any Building or the Parcel is subject to the possible lien of unsettled corporate taxes or will be subject to possible corporate tax liability of the Seller owning such Building or Parcel, that Seller will enter into an agreement satisfactory to Title Company or deposit funds or security with Title Company as required to induce Title Company to insure title to the subject Building or the Parcel free and clear of loss or damage by reason of the nonpayment of such unsettled and other corporate taxes and the same shall be considered good delivery of title with respect thereto under this Agreement.

         E. In the event any monetary liens (other than a mortgage lien or mechanic's or materialmen's lien or a Voluntary Lien) exist against the Property, which individually or in the aggregate are less than or equal to Three Hundred Fifty Thousand Dollars ($350,000.00), then Seller shall discharge such lien or liens prior to or at Closing, by payment or by posting a bond with the court having jurisdiction over such lien. If Seller desires to contest said lien and cannot discharge the lien by bonding, then Seller shall post an amount equal to the lien, plus interest payable thereon, if any, with Title Company and Buyer, in escrow. Seller shall execute and deliver an agreement, as may be required by Title Company to insure over such lien, and as may be required by Buyer, to provide for the use of such funds to satisfy such lien in the event that any action to execute thereon is initiated against the encumbered Building or Parcel, or in connection with any financing or sale of such Building or Parcel by Buyer. If such lien or liens are individually or in the aggregate with the cost of compliance as set forth in Paragraph 11.J hereof, more than Three Hundred Fifty Thousand Dollars ($350,000.00), then Buyer shall have the option of either (i) terminating this Agreement and receiving back the Deposit, or (ii) completing Closing hereunder and receiving from Seller a Three Hundred Fifty Thousand Dollar ($350,000.00) credit against the Purchase Price.

5.       Closing.

         A. Closing on the purchase of the Buildings, and or the Parcel, if held concurrently, (the "Closing") shall occur at the offices of Seller or such other location as shall be mutually agreed upon by the parties, between December 2, 1996, and December 6, 1996, and in no event shall Closing be held prior to December 2, 1996.

         B. As more fully set forth below in Paragraph 26, Buyer may elect to close on the purchase of the Parcel on a date other then the Closing. Closing on the purchase of the Parcel if not concurrently with the Closing, shall occur by the parties at any time within three (3) years after the Closing upon ten (10) days written notice from Buyer to Seller at the offices of Seller or such other location as shall be mutually agreed upon (the "Parcel Closing"), and any term, covenant, representation or warranty made or given herein with respect to or applicable to the Parcel shall extend to and be applicable to the date of the Parcel Closing, and this Agreement shall remain in full force and effect with respect to the Parcel, unless specifically provided otherwise herein.

         C. Except as set forth in Paragraphs 4.C. and 4.D., all title insurance fees and premiums shall be borne by Buyer.

6.       Apportionments at Closing.

         A. The payment of all realty transfer taxes shall be the obligation of Seller and shall be paid at Closing.

         B. The following items with respect to each Building and the Parcel are to be apportioned as of 11:59 P.M. on the date preceding the Closing:


                  (1) Rents and percentage rents payable by Tenants as and when collected. Any rent from a Tenant received by Buyer after Closing for the month in which Closing occurs, shall be pro-rated on a per diem basis based on the actual number of days in such month, and Buyer shall, within thirty (30) days after receipt of such rent, provide to Seller its proportionate share thereof. All other monies received from Tenants from and after the Closing shall belong to Buyer and shall be applied by Buyer to current rents and other charges under the Leases. After application of such monies to current rents and charges, Buyer agrees to remit to Seller any excess amounts paid by a Tenant to the extent that such Tenant was in arrears in the payment of rent prior to the Closing, not in excess of one (1) month's rent. The provisions of this subsection shall survive the Closing.

                  (2) Utility charges payable by Seller, including without limitation, electricity, water charges and sewer charges. If there are meters on the Building, Seller will cause readings of all said meters to be performed not more than five (5) days prior to the Closing.

                  (3)      Amounts payable under the Elected Service Contracts.

                  (4)      Real estate taxes due and payable.

                  (5) Income from vending machines, if any, and all other income, if any, other than rents.

         C. At the Closing Seller shall deliver to Buyer a certified statement for each Tenant of the Tenant's Operating Allowance, the Operating Lease Year and the Estimated Operating Expenses (as defined in the Leases) with respect to any Operating Lease Year for which the expenses have not been reconciled, setting forth Seller's expenses passed through to Tenant for such Operating Lease Year including, but not limited to, expenses common to all Tenants such as real estate taxes, insurance costs, common area utility costs and other common area operating expenses as well as those charges specific to a particular Tenant ("Additional Rent") as well as the amount Seller has paid or incurred, monthly and in the aggregate, for each item of Additional Rent to the date of Closing. In the event that Seller has expended more than the amount billed to Tenant, Buyer shall pay Seller the difference between the amount expended or incurred and the amount billed to the Tenant. In the event Tenant has been billed more than the expenses which Seller has paid or incurred, Buyer shall be entitled to a credit against the Purchase Price in the amount of such difference. Buyer agrees to remit said amount to each Tenant as shown on the statement. Seller acknowledges its obligation to each Tenant with respect to any claims of overpayment of Additional Rent for any period to the date of Closing other than as set forth on said statement, and that such obligation shall survive Closing. In the event that a Tenant subsequently disputes the amount of such expenditures by Seller, Seller shall provide Buyer with copies of the invoices and evidences of payment of the invoices for the purposes of resolving such dispute. In the event Buyer is unable to resolve such dispute amicably, Buyer may request Seller to provide counsel for any litigation which may ensue.

         D. Except as otherwise provided in this Agreement, the adjustments shall be made in accordance with the customs in respect to closings in the Commonwealth of Pennsylvania.

         E. Any errors in calculations or adjustments shall be corrected or adjusted as soon as practicable after the Closing.

7.       Allocation of Purchase Price.

         The parties agree that the price for the three Buildings shall be allocated among the Buildings as set forth in Paragraph 1.B. above, and that such division of the purchase price is a fair allocation of the relative market values of the Buildings.

         The parties agree that notwithstanding the aforesaid, the Agreement for the sale of the Buildings is indivisible and all Buildings must be purchased or the Agreement is subject to cancellation by either party hereto regardless of the reason for the liability, failure, or refusal to offer to convey or accept less than all the Buildings, provided, however, that no Seller may terminate this Agreement due to the failure or refusal of another Seller to comply with the terms hereof and Buyer may not terminate this Agreement as to any Building unless Buyer terminates this Agreement as to all Buildings and the Parcel. Neither Buyer nor Seller may select any one or more of the Buildings for sale or purchase at the allocated prices.

8.       As-Is Purchase.

         The parties hereto agree that, except as otherwise represented or warranted in this Agreement, the sale of the Parcel and Buildings is on an "as-is" basis. Buyer agrees that it will complete the purchase only on the basis of its own inspection of the Property, tests and inspections by engineers and other consultants, its analysis of the Leases and Tenants, and verification of the income and operating expenses and not in reliance upon any representations or statements made by Seller, its employees and agents, or Broker, as hereinafter defined, its agents, servants or employees, other than those contained in this Agreement or in any instrument or document delivered pursuant hereto.

9.       Seller's Representations.

         A. As a material inducement to cause Buyer to enter into this Agreement, each Seller hereby makes the following covenants, warrants and representations with respect to it and its respective Property:

                  (1) Each Building and the Parcel is zoned BCD - Business Center District.

                  (2) With reference to the items of Personal Property, if any, sold pursuant to this Agreement, Seller, as to such items, if any, applicable to its Building or Parcel, is the sole and absolute owner thereof, free and clear of all security interests, bills of sale, chattel mortgages, security agreements, liens and encumbrances, except for security interests granted in favor of the holder of any mortgage to be paid off on or before Closing.

                  (3) Annexed hereto as Exhibit "C" (the "Rent Roll") is a true, complete and correct schedule of all Leases, which Leases are valid and bona fide and are now in full force and effect. Seller has delivered to Buyer true, correct and complete copies of all of the Leases. Except as disclosed on the Rent Roll, to the best of Seller's knowledge, no defaults exist under any Lease. The Leases constitute all of the leases, tenancies or occupancies affecting the Buildings or the Parcel on the date hereof; all Tenants have commenced occupancy; other than the Leases, there are no agreements which confer upon any Tenant or any other person or entity any rights with respect to the Buildings or the Parcel; no Tenant is entitled now or in the future to any concession, rebate, offset, allowance or free rent for any period, nor has any such claim been asserted by any Tenant; no Tenant is in arrears for the payment of rent for any months preceding September, 1996; all work, alterations, improvements or installations required to be made for or on behalf of all Tenants under the Leases have in all respects been carried out, performed and complied with, and there is no agreement with any Tenant for the performance of any work to be done in the future.

                  (4) The Rent Roll sets forth: (i) the total number of Tenants at the Buildings and the Parcel; (ii) the name of each Tenant; (iii) fixed rent actually being collected; (iv) expiration date of the Leases (including all rights or options to renew); all deposits posted under the Leases and all other deposits, if any, in the nature of security for performance by a Tenant under its Lease ("Security Deposits"); (vi) arrangements under which any Tenant is occupying space on the date hereof or will in the future, occupy such space (other than under a Lease); (vii) any written notices given by any Tenant of an intention to vacate space in the future; and (viii) the operating lease year(s) and base year(s) and operating lease year amounts and base year amounts for all items of rent or Additional Rent. Seller has performed all of the obligations and observed all of the covenants required of the landlord under the terms of the Leases.

                  (5) There are no service, maintenance, employment or other contracts affecting the Property or any portion thereof which will not have been terminated as of Closing, other than the Elected Service Contracts. Without Buyer's consent, Seller shall not enter into any other contracts which cannot be terminated prior to Closing. True, accurate and complete copies of the Service Contracts have been initiated by the parties. All of the Elected Service

Contracts are and will on the date of Closing be unmodified and in full force and effect without any default or claim of default by any party thereto. All sums presently due and payable by Seller under the Elected Service Contracts have been fully paid and all sums which become due and payable between the date hereof and the date of Closing shall be fully paid on the day of Closing, unless Seller is, in good faith, disputing the payment of such sum. Seller shall provide to Buyer prompt notice of any dispute with or default by any vendor of an Elected Service Contract but failure to do so will not constitute a breach of this covenant.

                  (6) Each of the respective Sellers is the sole owner of fee simple title of the Building or the Parcel, as set forth in the Recitals, and has the right to convey by special warranty deed fee simple title to such Building or to the Parcel, as the case may be.

                  (7) To the best of Seller's knowledge, there are no violations of any building codes, zoning codes or other township ordinances applicable to the Buildings or the Parcel, or the operation thereof. Seller has no knowledge of any notices, suits, investigations or judgments alleging or relating to any violations of any laws, ordinances, regulations, codes, decrees, orders or statutes affecting the Property, or the use and operation thereof, and has no reason to believe that any governmental agency, authority or board contemplates the issuance or commencement thereof.

                  (8) There are no pending legal proceedings, actions, suits, labor disputes currently pending or, to the best of Seller's knowledge, threatened against or affecting title to the Property or any part thereof or Seller, except suits for personal injury to third persons that are covered by insurance.

                  (9) There are no leasing commissions due on account of the original term of all Leases or any extensions and renewals thereof and owing by the Seller. All commissions, including without limitation, those disclosed to Buyer, and shall be fully satisfied by Seller prior to Closing.

                  (10) To the best of Seller's knowledge, the public utilities available for the operation of the Buildings as an office park or any part thereof, i.e., water, sewer, gas and electricity, are fully available to the Buildings and enter the office park through Stevens Drive in accordance with valid easements which are recorded and which will enure to the benefit of Buyer. To the best of Seller's knowledge, said utilities, as built, extend to the cul-de-sac, but do not extend to the edge of the Parcel, except gas service which does not extend to the cul-de-sac.

                  (11) There exists no building permits under which work remains to be completed.

                  (12) To the best of Seller's knowledge, there are no underground storage tanks on the Buildings or the Parcel, except one 10,000 gallon tank for heating oil servicing International Court II Building and all required permits and registrations with respect to such tank have been obtained by Seller and remain in full force and effect.

                  (13) Henderson/Tinicum Partnership and Wilbur C. Henderson & Son are Pennsylvania general partnerships, duly formed and validly existing under the laws of the Commonwealth of Pennsylvania and the persons executing this Agreement on behalf the partners of such partnership are authorized to do so.

                  (14) International Court II Limited Partnership is a Pennsylvania limited partnership duly formed and existing under the laws of the Commonwealth of Pennsylvania. The person or persons executing this Agreement on behalf of the general partner of such limited partnership are authorized to do so.

                  (15) International Court III Joint Venture is a Pennsylvania general partnership duly formed and validly existing under the laws of the Commonwealth of Pennsylvania. The persons executing this Agreement on behalf of the entities comprising the partnership are authorized to do so.

                  (16) Seller has had a delineation of the wetlands on the Parcel made by a wetlands consultant. A copy of the wetlands delineation and the site plan for said Parcel upon which the wetlands have been delineated has been or will be delivered to Buyer. To the best of Seller's knowledge, such delineation of the wetlands is accurate and complete.

                  (17) Under current zoning and land development laws, codes and ordinances and other laws and regulations applicable to the Parcel, as a matter of right, without the need for any variance, exception or other relief, there can be constructed on the Parcel with the wetlands delineation discussed above in Paragraph 9.A(17), either (i) a minimum of 135,000 square feet of office space with parking therefor at the ratio of four spaces per 1,000 square feet of space, or (ii) a minimum of 150,000 square feet of office space with structured parking as needed to achieve a parking ratio of four spaces per 1,000 square feet of space. Sewer capacity is available to support the construction and operation of the amount of space set forth in the immediately preceding sentence.

                  (18) All documents delivered by Seller to Buyer in accordance with the provisions of this Agreement will be true and correct copies of Seller's records, either maintained by Seller in its or his ordinary course of business, or delivered to Seller for use in its or his business.

                  (19) To the best of Seller's knowledge, there are no outstanding requirements or recommendations, which if not followed could jeopardize any insurance coverage, by (i) the insurance company(s) which issued the insurance policies insuring the Buildings; (ii) any board of fire underwriters or other body exercising similar functions, or (iii) the holder of any mortgage, which require or recommend any repairs or work to be done on the Buildings.

                  (20) The Seller has received no written notice and has no knowledge of (i) any pending or contemplated annexation or condemnation proceedings, or private purchase in lieu thereof, affecting or which may affect the Property, or any part thereof, (ii) any proposed or pending proceeding to change or redefine the zoning classification of all or any part of the Property,
(iii) any proposed or pending special assessments affecting the Property or any portion thereof, and (iv) any proposed changes in any road or grades with respect to the roads providing a means of ingress and egress to the Property. Seller agrees to furnish Buyer with a copy of any such notice received within two (2) days after receipt.

                  (21) All books and records provided by Seller to Buyer are true, complete and correct.

                  (22) There are no employees of any Seller working at or in connection with the Property. There is currently no union agreement affecting the Property and none will be in effect on the date of Closing.

                  (23) Seller has all requisite power and authority to execute and deliver this Agreement and all other documents to be executed delivered by it hereunder, and to perform its obligations hereunder and under such other documents and instruments in order to sell its Building or the Parcel and the Property owned by it in accordance with the terms and conditions hereof and all necessary actions of the general and limited partners (stockholders and board of directors) of Seller to confer such power and authority upon the persons executing this Agreement and all documents which are contemplated by this Agreement on its behalf have been taken.

                  (24) This Agreement, when duly executed and delivered, will be the legal, valid and binding obligation of Seller, enforceable in accordance with the terms of this Agreement, subject to bankruptcy, insolvency, reorganization or other laws affecting the rights of creditors generally. Seller's performance of its duties and obligations under this Agreement and the transfer documents contemplated hereby will not conflict with, or result in a breach of or default under, any provision of any of Seller's organizational documents, any agreements, instruments, decrees, judgments, injunctions, orders, writs, laws, rules or regulations, or any determination or aware of any court or arbitrator, to which Seller is a party or by which its or his assets are or may be bound.

                  (25) No petition in bankruptcy (voluntary or otherwise), assignment for the benefit or creditors, or petition seeking reorganization or arrangement or other action under Federal or State bankruptcy laws is pending or threatened against, or contemplated by Seller.

                  (26) No person, firm or entity has any rights in, or rights to acquire all or any part of the Property.

         B. All representations and warranties herein made shall be considered to have been made both as of the date of execution hereof and as of the date of Closing hereunder, unless the representation is as of the date of this Agreement, in which event the representation is not as of the date of Closing. With respect to Henderson & Son and David C. Henderson, the representations, warranties set forth above in subparagraphs (6), (8), (9), (11), (12), (13),
(18), (20), (21), (22), (23), (24), (25) and (26) and covenants contained herein shall continue and shall be considered to have been made both as of the date hereof and as of the date of the Parcel Closing, to the extent applicable to the Parcel and such Sellers or either, except as may be otherwise provided herein.

10.      Signage.

         A. Buyer and Seller of Parcel agree that such Seller will not post more than one (1) sign on the Parcel of the same size as the existing sign until the date of the Parcel Closing. Said sign shall be limited to advertising the development or leasing of flex buildings within Seller's remaining acreage in the Airport Business Center and the name, address and telephone number of Seller's agent and shall include the descriptive word "industrial". If Buyer does not close on the purchase of said Parcel as provided herein, Seller's agreement with respect to the limitation on signage on the Parcel shall terminate and Seller will not thereafter be bound.

         B. Following the Parcel Closing, Seller shall be entitled to post a sign on the Parcel at the location indicated on the sketch attached hereto and marked Exhibit "H" for a period of two (2) years ending on the anniversary of the Parcel Closing; provided however, that if Buyer has entered into an agreement for the sale or development of said Parcel with a purchaser or lessee who objects to the continuation of the sign for the balance of said two (2) year period, said sign shall be removed to a location on the premises of International Court II Building or International Court III Building at a location mutually satisfactory to Buyer and Seller and as close to Interstate 95 as the existing sign. The cost of such removal and relocation of said sign shall be borne by Seller. Said sign after the date of Closing shall be restricted to the same purposes as that agreed upon prior to the date of the Parcel Closing. In no event shall the sign located on Parcel II of the Airport Business Center be used by Seller to advertise the sale or leasing of Seller's office space, wherever located. Seller at its cost shall comply with all applicable codes, rules, regulations, orders, laws, and statutes relating to the construction, erection and maintenance of such sign. Seller shall maintain with an insurance company licensed to do business in Pennsylvania, casualty and liability insurance with respect to such sign in amounts and coverages reasonably acceptable to Buyer and naming Buyer as an additional insured. Seller shall provide evidence, reasonably satisfactory to Buyer, of such insurance coverage prior to the erection of such sign. Following the Parcel Closing, Seller agrees to indemnify, defend and hold Buyer harmless from and against all claims, damages, liabilities and actions arising out of damage to property and injuries to persons, including death, resulting from the negligence or wilful misconduct of Seller, its employees, agents, servants and independent contractors except to the extent such damage or injury is caused by the negligence or misconduct of Buyer, its officers, agents, servants, employees and independent contractors. The terms of this Paragraph 10 shall survive closing.

11.      Other Obligations of Seller.

         During the period between the execution of this Agreement and Closing hereunder and with respect to the Parcel, the Parcel Closing hereunder, each Seller with respect to its property, covenants and agrees that it shall perform and observe the following with respect to the Property:

         A. Seller shall keep and maintain the Buildings in the same condition as they now are, ordinary wear and tear and damage by accident or casualty excepted.

         B. Seller will operate and maintain the Buildings in the ordinary course of business and use reasonable efforts to maintain the existing relationships of Seller and Seller's Tenants, suppliers, managers, employees and others having on-going relationships with the Buildings. Seller will not commence any capital expenditure program. Seller will not manage the Buildings differently, due to the pending sale of the Buildings.

         C. Seller shall not:

                  (1) Enter into any agreement requiring Seller to do work for any Tenant after the date of Closing without first obtaining the prior written consent of Buyer; or

                  (2) Accept the surrender of any Service Contract or Lease, or grant any concession, rebate, allowance or free rent, without the consent of Buyer, which consent shall not be unreasonably withheld.

         D. Seller shall not, between the date hereof and the date of Closing, apply against rent due any Security Deposits with respect to any Tenant in occupancy on the date of Closing, unless such Tenant has vacated the Building.

         E. Between the date hereof and the date of Closing, Seller will not renew, extend or modify any of the Elected Service Contracts without the prior written consent of the Buyer in each instance first had and obtained. At the Closing, Seller will cancel or will have previously cancelled (effective on the date of Closing) all Service Contracts except the Elected Service Contracts, with all cancellations at Seller's sole cost and expense. The snow removal contract expires at the end of October, 1996. Seller will attempt to negotiate the snow removal contract for the year commencing November, 1996, subject to the approval of Buyer, which shall not be unreasonably withheld. If Buyer does not approve such contract as negotiated by Seller, then Seller shall not enter into such contract unless by its terms such contract can be terminated effective at the time of Closing.

         F. Seller shall not remove any of its Personal Property located in or on the Buildings or the Parcel, except as may be required for repair and replacement. All replacements shall be free and clear of liens and encumbrances and shall be of quality at least equal to the replaced items and shall be deemed included in this sale, without cost or expense to Buyer.

         G. Seller shall, upon the request of Buyer at any time after the date hereof, assist Buyer in its preparation of audited financial statements, statements of income and expense, and such other documentation as Buyer may reasonably request, covering the period of Seller's ownership of the Property.

         H. Seller shall not voluntarily cause the Buildings or the Parcel, or any interest therein, to be alienated, mortgaged, or otherwise be transferred.

         I. Up to and including the date of Closing, Seller agrees to maintain and keep in full force and effect hazard and casualty insurance policies in such amounts and for such coverages as set forth on Exhibit "D", attached hereto and made a part hereof.

         J. All violations of laws, statutes, ordinances, regulations or orders affecting the Buildings or the Parcel, whether or not such violations are now noted in the records of or have been issued by any governmental authorities will be complied with by Seller and the Buildings and the Parcel will be conveyed free of any such violations, provided that the cost of compliance, individually or in the aggregate, is less than or equal to Three Hundred Fifty Thousand Dollars ($350,000.00). In the event that the cost of compliance, individually or in the aggregate with the cost of compliance as set forth in Paragraph 4.E hereof, is more than Three Hundred Fifty Thousand Dollars ($350,000.00), then Buyer shall have the option of either (i) terminating this Agreement and receiving back the Deposit, or (ii) completing Closing hereunder and receiving from Seller a Three Hundred Fifty Thousand Dollar ($350,000.00) credit against the Purchase Price. Seller shall provide to Buyer notice of any violation received by Seller within two (2) days after Seller's receipt thereof. Seller shall provide to Buyer at least ten (10) days prior to Closing, evidence of Seller's payment or of Seller's correction of any violation made after the date of this Agreement. Provided that if following Closing, the existence of such violation shall not prohibit Buyer or any Tenant from using and enjoying the Building, the Parcel or any part thereof, then if Seller disputes its liability for or the applicability of any violation, Seller shall have the right to contest said violation by appropriate measures. In connection with any such contest, Seller shall post with the court or agency having jurisdiction over such contest, or shall deposit in escrow with Title Company for the benefit of Buyer pursuant to an escrow agreement satisfactory to Buyer and Title Company, an amount equal to the estimated cost necessary to correct such violation, plus ten percent (10%). Seller shall have the right to continue such contest after Closing until a final determination thereof by the appropriate court or agency, provided Seller also agrees in writing, in form and substance acceptable to Buyer, to indemnify, defend and hold Buyer harmless from and against all actions, causes of actions, fines, penalties, expenses, damages and costs, which Buyer may incur resulting from such violation or contest.

12.      Documents to be Delivered at Settlement.

         A. At Closing, each Seller, as to its Building or Parcel and itself, at its sole cost and expense, will deliver to Buyer the following, all in form and substance reasonably satisfactory to Buyer:

                  (1) The originals of all Leases, together with all amendments and modifications thereof and other documents pertaining thereto;

                  (2) Originals of all Permits and Licenses Seller has obtained pertaining to the operation and maintenance of the Buildings;

                  (3) A copy of the notice to the Tenants under the Leases advising them of sale hereunder and instructing such Tenants to make all future rent payments to Buyer or its designee, as Buyer may direct;

                  (4) Copies of the income and expense records for the Buildings for the previous two years

                  (5) To the extent they are in Seller's possession, original copies of the Building's plans and working drawings at the time of construction, together with final "as built" surveys of the Buildings showing all improvements now existing thereon.

                  (6) Original Certificates of Occupancy for the Buildings and each of the spaces leased by Tenants.

                  (7)   Assignments,   in  form  acceptable  to  Buyer,  of  all
warranties and guarantees in Seller's possession in connection with construction or maintenance of the Buildings.

                  (8) A certified statement to Buyer setting forth the amount of all Security Deposits, and prepaid rents, together with any interest required to be paid thereon, if any, paid by the Tenants under the Leases. Seller shall retain the Security Deposits and Buyer shall receive a credit against the Purchase Price in an amount equal to all Security Deposits and prepaid rents, together with any interest required to be paid thereon, if any, paid by the Tenants under Leases.

                  (9) A letter ("Estoppel Letter") signed by each Tenant under the Leases as reflected on the list of Tenants attached as Exhibit "C" hereto, dated as no more than three weeks prior to Closing, in substantially the form attached hereto as Exhibit "E", or if such Tenant refuses to execute fully such an Estoppel Letter, in such form as may be set forth in the Lease for such Tenant.

                  (10) A Special Warranty Deed for each Building, and, if appropriate, the Parcel, duly executed and acknowledged by Seller.

                  (11) A duly executed and acknowledged Bill of Sale for the Personal Property.

                  (12) A FIRPTA Certificate duly executed by each Seller.

                  (13) A Rent Roll for the Buildings, certified by Seller to be true and correct as of the date of Closing, setting forth the names and locations of Tenants, and whether any Tenants are in arrears in the payment of rent under such Tenant's Lease and the amount of such arrearage.

                  (14) An affidavit, or such other documents as required by Title Company, executed by Seller certifying (i) against any work done or supplies delivered to the Buildings or the Parcel which might be grounds for a materialman's or mechanic's lien under or pursuant to Pennsylvania law, in form sufficient to enable Title Company to affirmatively insure Buyer against any such lien, (ii) that the signatures on the Deeds are sufficient to bind Seller and convey the Property to Buyer, (iii) that the conveyance is not prohibited or restricted in any way under the laws of the Commonwealth of Pennsylvania, and
(iv) the Rent Roll.

                  (15) Any and all fact affidavits and other previously executed instruments or documents (including but not limited to all organizational documents of the Seller and Seller's general partner including limited partnership agreements, certificates of partnership, by laws, articles of incorporation, and good standing certificates) which Title Company shall reasonably require in order to insure title to Buyer, subject to no exceptions other than the Permitted Exceptions.

                  (16) Originals of all Plans, and copies of all Books and Records for the past three years.

                  (17) All proper instruments as shall be reasonably required for (i) the conveyance of title to the appurtenances, and (ii) the assignment of and/or collection rights to any condemnation or eminent domain claims, awards or payments, as well as the right to claim or collect damages resulting from damage to the Buildings or any part thereof by reason of the changing of grade or closing of any street, road, highway or avenue.

                  (18) All such realty transfer tax affidavits and statements of value and such transfer and other tax declarations and returns and information returns, duly executed and sworn to by Seller as may be required of Seller by law in connection with the conveyance of the Property to Buyer, including but not limited to, Internal Revenue Service forms 1099-S and 1096.

                  (19) The Seller's closing certificate with respect to the representations and warranties given herein and recertifying that same are true and correct on the date of Closing and containing a limitation on survival consistent with Paragraph 22(M) hereof.

                  (20) A letter from Tinicum Township certifying that the Buildings comply in all respects with the current zoning ordinances, if Tinicum Township issues such letters as a matter of course.

                  (21) Such further documents or instruments in form suitable for recording, if appropriate, as necessary to effectuate the provisions hereof.

         B. At Closing, Buyer, at its sole cost and expense, will deliver to Seller the following, all in form and substance reasonably satisfactory to
Seller:

                  (1) A certificate from its corporate secretary  certifying the
resolutions  of  Buyer   authorizing  the  transactions   contemplated  by  this
Agreement, and Buyer's articles of incorporation and bylaws; and

                  (2) A copy of the most recently filed Form 10K by Cali Realty Corporation ("Cali").

         C. At Closing, Buyer and each Seller, as to its Building or Parcel and itself, at a shared cost, will deliver to each other the following, all in form and substance reasonably satisfactory to them:

                  (1) A separate assignment and assumption agreement duly executed and acknowledged by Seller and Buyer, pursuant to which Seller shall assign to Buyer, and Buyer shall assume from Seller, all of Seller's interest in and liability for future performance of the Leases, Security Deposits, Plans, Licenses and Permits, and Trade Names, all as more fully set forth above;

                  (2) An assignment and assumption agreement, duly executed and acknowledged by Seller and Buyer, pursuant to which Seller shall assign to Buyer, and Buyer shall assume from Seller, all of Seller's interest in the Elected Service Contracts; and

                  (3) A duly signed statement setting forth the Purchase Price with all adjustments, credits and prorations shown thereon.

13.      Possession.

         Possession of the Property will be transferred to the Buyer at Closing by Special Warranty Deed and by keys to all of the Buildings and access to all areas of the Property.

14.      Fire or Other Casualty.

         In the event of damage to or destruction of any of the Buildings by fire or other casualty of 25,000 square feet of rentable office space or more, Buyer shall have the option of:

         (a) terminating this Agreement, in which event the Deposit shall be returned to Buyer and all rights and obligations of the parties hereunder shall terminate and shall be null and void; or

         (b) of proceeding with Closing, in which event the net proceeds of any insurance collected prior to Closing will be paid or credited to Buyer at Closing, and all unpaid claims and rights in connection with losses under any insurance policies will he assigned to Buyer at Closing and be credited on account of the Purchase Price and all claims and actions with respect to such casualty shall be assigned to Buyer. In consideration thereof, Seller agrees to continue to maintain its present insurance with risks generally known as extended coverage, at Seller's cost and expense until Closing. Forthwith upon execution of this Agreement, all of said policies of insurance will be endorsed or amended to make them payable to Seller and Buyer as their respective interests may appear. Certificates to this effect from the respective insurance companies will be delivered to Buyer within twenty (20) days from the date hereof and such certificates shall provide for at least ten (10) days' written notice to Buyer in the event of cancellation or material change in coverage in any of the policies evidenced thereby.

         In the event that any of the Buildings is damaged by fire or other casualty, and less than 25,000 square feet of rentable office space has been so damaged, this Agreement shall remain in full force and effect. In the event Seller expends any money in repairing any such casualty damage prior to Closing, then Seller shall be entitled to a portion of insurance proceeds equal to Seller's expenditures. Prior to Closing, Seller shall provide to Buyer evidence of such expenditures. All remaining insurance proceeds shall be assigned to Buyer and all remaining sums received by Seller in connection therewith shall be paid over to Buyer, and all rights to claims shall be assigned to Buyer.

         Seller shall not settle or compromise any claims without obtaining Buyer's prior written consent.

15.      Eminent Domain.

         In the event Seller receives any notice of any condemnation proceedings, or other proceedings in the nature of eminent domain it will forthwith send a copy of such notice to Buyer. If ten percent (10%) or more of any of the Buildings or Parcel or all of them is proposed to be or is taken by eminent domain, Buyer may, within twenty (20) days of receipt of such notice of condemnation, upon written notice to Seller, elect to cancel this Agreement, and in such event the Deposit together with interest earned thereon shall be returned to Buyer and neither party shall have any further rights or obligations hereunder and this Agreement shall be null and void. If all or any portion of the Buildings or Parcel or all of them has been or is hereafter taken or condemned and this Agreement is not cancelled, Seller shall, at Closing, credit or assign to Buyer all of Seller's right, title and interest in and to any actions, claims, awards in condemnation, or damages of any kind, to which Seller may have become entitled or may thereafter be entitled by reason of any exercise of the power of eminent domain with respect to or for the taking of the Buildings, the Parcel or any portion thereof.

16.      Default.

         A.       Buyer's Default.

                  In the event Buyer defaults in its performance of any term, covenant, condition or obligation under this Agreement, Seller's sole remedy, legal and equitable, shall be to retain the Deposit to the extent delivered to the Title Company at the time of the default, and interest earned thereon as liquidated damages, it being understood that the exact amount of damages that Seller will sustain is difficult of determination and that the amount of the liquidated damages provided herein is a reasonable estimate of the amount of damages Seller will sustain. Seller waives all other remedies. Buyer consents to the jurisdiction of the Court of Common Pleas of Delaware County, and of the United States District Court for the Eastern District of Pennsylvania and agrees that service may be made upon Buyer by registered or certified U.S. Mail.

         B.       Seller's Default.

                  In the event Seller defaults in its obligations to close under this Agreement, Buyer shall be entitled to (a) enforce specific performance of this Agreement with an abatement of the Purchase Price in an amount equal to Buyer's costs and expenses in enforcing its remedy of specific performance, including without limitation, reasonable attorney's fees, plus the damages suffered by Buyer as measured by the difference between the return to Buyer of interest earned on the purchase money and the return from operating income and rents that Buyer would have earned had the sale been completed as contemplated hereby, during such period between December 6, 1996, and the date on which Closing actually occurs; or (b) to terminate this Agreement and to bring suit for all of Buyer's costs and expenses incurred in connection with this Agreement, including without limitation, reasonable attorney's fees (both in-house and outside counsel) and fees of engineers and consultants and to have the Deposit returned. In the event Seller breaches any representation or warranty made or given by Seller in this Agreement, Buyer shall be entitled to bring suit against such Seller or Seller breaching such representations or warranties for all damages suffered by Buyer, and all costs and expenses, including without limitation, reasonable attorney's fees (both in-house and outside counsel) and fees of engineers and consultants; provided, however, in no event shall the liability of Seller hereunder, in the aggregate of all claims, exceed Two Million Dollars ($2,000,000). The foregoing shall be the sole remedies available to Buyer. Seller agrees that service may be made upon Seller by registered or certified U.S. Mail.

                  In the event of a default by any one Seller, each other Seller agrees that this Agreement shall remain in full force and effect against it, notwithstanding anything to the contrary contained herein, and this Agreement shall continue and be extended until such time as there is a final, nonappealable resolution of any claims that Buyer may have against the defaulting Seller.

17.      Notices.

         All notices required or permitted to he given hereunder shall be in writing and sent by registered or certified mail, postage prepaid, or by a recognized overnight delivery service addressed as follows:

                    If to Seller:             David C. Henderson
                                              200 Stevens Drive, Suite 210
                                              Lester, PA 19113

                    with a copy to:           Norman C. Henss, Esquire
                                              200 Stevens Drive, Suite 210
                                              Lester, PA 19113

                    with a copy to:           John C. Halderman, Esquire
                                              PECO Energy Company
                                              2301 Market Street
                                              S23-1
                                              Philadelphia, PA 19103

                    If to Buyer:              John R. Cali
                                              Chief Administrative Officer
                                              Cali Realty Corporation
                                              11 Commerce Drive
                                              Cranford, NJ 07016

                    With copy to:             Roger W. Thomas, Esquire, Counsel
                                              Cali Realty Corporation
                                              11 Commerce Drive
                                              Cranford, NJ 07016

                    And with copy to:         Andrew S. Levine, Esquire
                                              Pryor, Cashman, Sherman and Flynn
                                              410 Park Avenue
                                              New York NY 10022

or to such other person or address as the party to be charged with such notice may designate by notice given in the aforesaid manner. Notices shall be deemed given on the second day after deposit in the United States Mail or the next business day after deposit with a recognized overnight delivery service. Notices given by counsel for the parties shall be deemed given by the party so represented.

18.      Brokerage.

         Buyer warrants and represents to Seller that the only brokers of any kind that Buyer has dealt with in regard to this transaction are Joseph Vedejo of Jackson Cross Company and Robert R. Powell of Vanguard Commercial Mortgage (the "Broker") who have acted as joint brokers on this transaction. Seller shall be liable for the commission due Broker with respect to this transaction and for any brokerage, finders or similar feels or commissions due to any other party by reason by these transactions; and Seller shall defend, indemnify and hold Buyer harmless from all claims of any such party claiming to have had contact with Seller with regard to these transactions. The provisions of this paragraph shall survive Closing.

19.      Escrow Agreement.

         Upon the signing of this Agreement by the parties, Buyer shall deliver the First Deposit to the Title Company, as escrow agent. The parties agree that the First Deposit and the Second Deposit or the Letter of Credit Deposit, as the case may be, when and if delivered, shall be held by the Title Company in escrow and disposed of only in accordance with the provisions of this Paragraph 19. The parties agree that the Deposit shall be invested in an assignable interest-bearing certificate of deposit, money market fund, treasury bill or other similar security approved by Seller and Buyer, and all interest accruing thereon shall be paid to Buyer, except as otherwise provided herein. Buyer shall be responsible for the payment of any taxes due on the interest earned, if any, on the Deposit.

         A. The Title Company will deliver the Deposit to Seller or to Buyer, as the case may be, under the following conditions:

                  (1) If not in the form of the Letter of Credit Deposit, to Seller on the Closing Date for the account of Buyer provided Closing is completed;

                  (2) If in the form of the Letter of Credit Deposit, to Buyer on the Closing Date provided Closing is completed;

                  (3) If Buyer fails to close, Seller, upon receipt of written demand therefor, such demand stating that Buyer has defaulted in the performance of this Agreement and specifically setting forth the basis for such default. The Title Company shall not honor such demand until more than ten (10) days have elapsed after the Title Company has mailed a copy of such demand to Seller or Buyer, as the case may be, nor thereafter if the Title Company shall have received written notice of objection from Buyer in accordance with the provisions of clause B of this Paragraph 19; or

                  (4) To Buyer upon receipt of written demand therefor, such demand stating that this Agreement has been terminated in accordance with the provisions hereof, or Seller has defaulted in the performance of this Agreement, and specifically setting forth the basis for the same. The Title Company shall not honor such demand until more than ten (10) days have elapsed after the Title Company has mailed a copy of such demand to Seller or Buyer, as the case may be, nor thereafter, if the Title Company shall have received written notice of objection from the other party in accordance with the provisions of clause B of this Paragraph 19.

         B. Upon the filing of a written demand for the Deposit by Buyer or Seller, pursuant to subclause 3 or 4 of clause A of this Paragraph 19, the Title Company shall promptly mail a copy thereof to the other party. The other party shall have the right to object to the delivery of the Deposit by filing written notice of such objection with the Title Company at any time within ten (10) days after the mailing of such copy to it, but not thereafter. Such notice shall set forth the basis for objecting to the delivery of the Deposit. Upon receipt of such notice, the Title Company shall promptly mail a copy thereof to the party who filed the written demand. In the event that Closing is not completed by

December 10, 1996, then Title Company shall thereafter promptly make demand upon the issuer of the Letter of Credit for payment thereof. Upon receipt of the proceeds, Title Company shall deposit the same in an account as specified in the first paragraph of this Paragraph 19 and shall hold such proceeds in accordance with the provisions hereof. In the event that the issuer of the Letter of Credit refuses to honor payment thereof, Title Company shall promptly notify Buyer and Sellers, who jointly shall enforce collection thereof. Buyer further guarantees the payment of the Letter of Credit proceeds from the issuer and will be liable to make payment immediately if the issuer refuses to do so. If the issuer of the Letter of Credit fails to pay the proceeds over to Title Company after demand for honor is made by Title Company, Buyer agrees that interest on the amount of the Letter of Credit Deposit shall accrue, and if Seller is entitled to the Deposit, at an annual rate of six percent (6%), until such time as such demand is honored.

         C. In the event the Title Company shall have received the notice of objection provided for in clause B above and within the time therein prescribed, the Title Company shall continue to hold the Deposit until (i) the Title Company receives written notice from Seller and Buyer directing the disbursement of said Deposit, in which case, the Title Company shall then disburse said Deposit in accordance with said direction, or (ii) in the event of litigation between Seller and Buyer, the Title Company shall deliver the Deposit to the Clerk of the Court or the office of Judicial Support, as the case may be, in which said litigation is pending, or (iii) the Title Company takes such affirmative steps as the Title Company may, in the Title Company's reasonable opinion, elect in order to terminate the Title Company's duties including, but not limited to, depositing the Deposit with the Court and bringing an action for interpleader, the costs thereof to be borne by whichever of Seller or Buyer is the losing party.

         D. The Title Company may act upon any instrument or other writing believed by it in good faith to be genuine and to be signed and presented by the proper person and it shall not be liable in connection with the performance of any duties imposed upon the Title Company by the provisions of this Agreement, except for damage caused by the Title Company's own negligence or willful default. The Title Company shall have no duties or responsibilities except those set forth herein. The Title Company shall not be bound by any modification of this Agreement, unless the same is in writing and signed by Buyer and Seller, and, if the Title Company's duties hereunder are affected, unless the Title Company shall have given prior written consent thereto. In the event that the Title Company shall be uncertain as to the Title Company's duties or rights hereunder, or shall receive instructions from Buyer or Seller which, in the Title Company's opinion, are in conflict with any of the provisions hereof, the Title Company shall be entitled to hold and apply the Deposit pursuant to clause C above and may decline to take any other action. The Title Company shall not charge a fee for its services as escrow agent.

         E. The Title Company shall not be:

                  (1) Responsible for any loss or delay occasioned by the closure or insolvency or the financial institution into which it deposited the Deposit;

                  (2) Responsible for the dishonor of any check, money order, draft, negotiable instrument, or other financial document, received as the Deposit; and

                  (3) Liable for any error of judgement or for any act done or omitted in good faith, or for anything which it may in good faith do or refrain from doing in connection herewith.

         F. Buyer and Sellers hereby indemnify and agree to save the Title Company harmless from all liability, loss, damage, reasonable attorney's fees and expenses, arising out of this Paragraph and its duties hereunder; save and except however any liability, loss, damage, attorney's fees and/or expenses caused by Title Company's fraud, negligence or willful default.

         G. The Title Company shall have the authority to deduct or offset against the Deposit the following items: (1) Title Company's attorney's fees as provided under Paragraph 19.F; and (2) Title Company's loss, damage or expenses as provided under Paragraph 19.F.

20.      Entire Agreement.

         This Agreement contains the entire agreement between the parties relating to the purchase and sale of the Property. All prior negotiations between the parties are merged in this Agreement and there are no promises, agreements, conditions, undertakings, warranties or representations, oral or written, express or implied, between them other than as herein set forth. No change or modification of this Agreement shall be valid unless the same is in writing and signed by the parties hereto. No waiver of any of the provisions of this Agreement and other agreements reflected to herein shall be valid unless in writing and signed by the party against whom it is sought to be enforced.

21.      Captions.

         The captions contained herein are not a part of this Agreement. They are only for the convenience of the parties and do not in any modify, amplify, or give meaning to any of the terms, covenants or conditions of this Agreement.

22.      Miscellaneous.

         A. This Agreement shall not be recorded in the office for recording of deeds or in any other office or place of public record.

         B. This Agreement shall be construed and interpreted in accordance with the laws of the Commonwealth of Pennsylvania.

         C. In the event any one or more of the provisions contained in this Agreement are held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability will not affect any other provisions hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had not been contained herein.

         D. This Agreement may be assigned by Buyer in its sole discretion to any other entity which controls, is controlled by, or which is under common control with, the Buyer, and may be assigned by Buyer to any other third party upon the prior written consent of Seller, which such consent shall not be unreasonably withheld or delayed.

         E. Any paragraph headings or captions contained in this Agreement shall be for convenience of reference only and shall not affect the construction or interpretation of any provisions of this Agreement.

         F. Seller and Buyer hereby agree to cooperate with each other in accomplishing each and every condition precedent to Closing contemplated hereunder, and to that end agree, when necessary, to join in all applications and to execute all other documents, declarations and maps required to be signed by either of them for such purpose provided that Seller shall be given a reasonable opportunity to review any documents required in connection hereunder and such inspection shall involve no cost or expense to Seller.

         H. When the context of this Agreement so requires, nouns appearing in the singular shall have the same effect as if used in the plural and vice versa, and the proper gender shall be attributed to all pronouns.

         I. The date of this Agreement shall be the date on which it is executed by all parties or, if not executed simultaneously, the date on which it is executed by the last of the parties, which date will be inserted at the top of the first page hereof.

         J. No waiver by either party or any failure of, or refusal by, the other party to comply with its obligations under this Agreement shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

         K. The individuals executing this Agreement represent and warrant that they have full authority and/or have been duly authorized by their respective parties to do so on behalf of such parties.

         L. The parties waive the formal requirements for tender of payment and deed. The parties agree that all times are of the essence.

         M. It is the express intention of the parties that all representations, warranties and indemnities contained in Paragraphs 9.A. (2), (3), (4), (7), (8),
(9), (13),  (14), (15), (18), (20), (21), (22), (23), (24), (25), (26), and (27)
of this Agreement shall survive Closing, or the Parcel Closing, as the case may be, the delivery of the deed and the conveyance of the Buildings and the Parcel and shall not merge into the deed, for a period of one (1) year following the Closing or the Parcel Closing, as appropriate, except as to those representations, warranties and indemnities of Seller set forth in Paragraph 25 which shall survive for a period of two (2) years from the Closing or the Parcel Closing, as appropriate. To the extent an Estoppel Letter has been obtained with respect to a Lease, then the representations and warranties given in Paragraphs 9.A.(3) and (4) as they relate to such Lease, shall not survive Closing. Suit must be instituted for damages for the breach of such representations, warranties and indemnities within the one (1) year or two (2) year period respectively. Suit may not be instituted for such breach unless Closing has been consummated. If the representations, warranties and covenants contained in Paragraph 9.A and Paragraph 25 do not survive Closing, then such representations, warranties and covenants will be deemed conditions of Closing for which no suit or damages may be brought. If Buyer has actual knowledge of such breach of representations, warranties and covenants prior to or at Closing, Buyer may terminate the Agreement for breach of said condition; but if Buyer closes after such knowledge, Buyer shall be deemed to have waived such breach.

         N. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, successors, executors and assigns.

         O. The Legislature has established a Real Estate Recovery Fund. The purpose of the fund is to compensate persons who obtain a judgment because of the fraud, misrepresentation or deceit of an agent. For further information concerning the Recovery Fund telephone: (717) 783-3658.

         P.  Whenever  used in  this  Agreement,  the  phrases  "to the  best of
Seller's knowledge", "Seller has no knowledge of", and like qualifications, shall mean that Wilbur C. Henderson, David C. Henderson, Patrick G. Tomlinson, Richard L. Phillips, Norman C. Henss, Kathy Santangelo and Annamarie Donley who have responsibility for the operation, construction, use and leasing of the Buildings or Parcel, have actual knowledge or knowledge of any written information, notice or demand, after reasonable due diligence, with respect to such referenced fact, condition or circumstances, without any duty to independently investigate such matter beyond Seller's Books and Records, Plans and files.

23.      Leasing Buildings.

         Seller shall not enter into any new leases for the Buildings or elect to renew or amend any existing Leases without the prior written consent of Buyer, which consent shall not be unreasonably withheld during the Inspection Period. In the event Buyer consents to any new lease or any renewal or amendment of any existing Lease and Closing occurs, the Buyer shall be responsible for the costs of any tenant improvements and broker commissions due in connection therewith.

24.      Confidentiality.

         The parties agree that each of them shall keep as confidential (except that each may make disclosures to its counsel, advisors, consultants, and contractors) the negotiations of this transaction, that this Agreement of Sale has been executed, and all of the details included in this Agreement until such time as Buyer may be required to make such facts known in accordance with the rules and regulations of the federal and state securities and exchange commissions and authorities.

25.      Environmental Representations and Indemnity.

         A. Each Seller represents and warrants with respect to the Building or Parcel that it owns that:

                  (1) Except as may be set forth in the Environmental Reports, as hereinafter defined, to the best of Seller's knowledge, there is not present, petroleum or any hazardous or toxic waste or hazardous substance or contaminant or pollutant (collectively, "Contaminants"), except in compliance with Environmental Laws, and there has been no discharge, release, spillage, controlled loss, seepage or filtration or the like of Contaminants (each an "Environmental Event") as those terms are used in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act, the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Pennsylvania Solid Waste Management Act, the Pennsylvania Clean Streams Law, or any other federal, state or local law, rule, regulation, statute or order governing Contaminants, the construction, use and maintenance of improvements, the discharge or release of any Contaminants, the fill of any wetland or the installation or use of any tank, above or below ground, as such laws exist or may be amended from time to time (collectively, the "Environmental Laws") in, on, over, under or migrating from the Buildings or the Parcel or any real estate contiguous to the Building or the Parcel.

                  (2) Seller has not caused and Seller shall not knowingly permit to exist, any conditions on the Buildings or the Parcel in violation of Environmental Laws in, upon, over, under or migrating from or within the Buildings or the Parcel or on any real estate contiguous to the Buildings or the Parcel.

                  (3) Seller has not and shall not knowingly permit any person or entity to engage in any activity on the Buildings or the Parcel in violation of an Environmental Law.

                  (4) Seller has not, and except as may be set forth in the Environmental Reports, to best of Seller's knowledge no one else has, discharged any dredge or fill material into any "wetland" or "waters of the United States" or "waters of the Commonwealth of Pennsylvania" on the Buildings or the Parcel or property adjacent thereto, as those terms are defined in the rules and regulations promulgated pursuant to the Clean Water Act or the Dam Safety and Encroachments Act or other applicable federal, state or local wetland law. Seller has not received any notices, claims or other correspondence or communication from the United States Army Corps of Engineers or from any other governmental authority with respect to wetlands on the Parcel, except such as are identified in Exhibit F.

                  (5) Seller has  provided  Buyer with and shall  direct  within three (3) days of the date hereof in writing (a courtesy copy of which will be provided to Buyer) all of its environmental consultants, engineers and agents to promptly provide to Buyer copies of all: (A) permits, licenses, certificates, registrations, approvals, and any amendments thereto acquired for the Buildings and the Parcel and for the conduct of Seller's activities at or the activities of any Tenant (to the extent in their respective possession) the Buildings and the Parcel pursuant to Environmental Laws, which Seller believes constitute all of the permits, licenses, certificates, registrations, and approvals that Seller believes are required for the foregoing; (B) applications, reports or other materials submitted by or on behalf of Seller, or to the extent in their respective possession, by any Tenant, to any governmental agency in connection with any Environmental Laws; (C) correspondence, notices of violation, summonses, orders, administrative, civil or criminal complaints, requests for information by governmental authorities or other documents received by Seller or its counsel or environmental consultants pertaining to compliance with Environmental Laws or the generation, storage, treatment, handling, discharge, emission, release or migration of any Contaminants on, over, under, from or affecting the Buildings and the Parcel; (D) records and analyses of any environmental tests pertaining to the Buildings and the Parcel including, without limitation, the results of any air, water or soil analyses or tank integrity testing which are in the possession of Seller or any managing agent for the Buildings or the Parcel or the existence of which is known to Seller; and (E) all materials relating to wetlands delineations,permits or investigations with respect to the Buildings or the Parcel, which are in the possession, control or custody of Seller or any managing agent responsible for the management of the Buildings or the Parcel. All of the foregoing (A) through
(E) are sometimes hereinafter referred to as the "Environmental Reports" and are listed on Exhibit "F", attached hereto and made a part hereof.

                  (6) No civil, criminal or administrative proceeding is pending or, to the best of Seller's knowledge, threatened relating to Environmental Laws or Contaminant in, on, over, under, or migrating from the Property; neither Seller nor any of its agents has received any notice of violation or of potential liability regarding the Buildings or the Parcel or activities thereon relating to Environmental Laws or Contaminants in, on, over, under or migrating from the Buildings and the Parcel; notwithstanding the foregoing, the parties recognize that the creek transversing the Buildings or the Parcel may be contaminated; Seller has not entered into any consent order, consent decree, administrative order, judicial order or settlement relating to Environmental Laws or Contaminants in, on, over, under, or migrating from the Buildings and the Parcel except as may be required in connection with the request for a Wetlands Delineation (as hereinafter defined) pursuant to Paragraph 26.C., copies of which have been or shall be provided to Buyer.

                  (7) To the best of Seller's knowledge, no underground storage tanks have been removed from the Buildings or the Parcel.

                  (8) All permits, licenses, certificates, registrations and approvals acquired for the Buildings and the Parcel, copies of which were supplied to Buyer pursuant to Paragraph (5) above, and to the extent transferrable, shall be transferred with the Property to Buyer, without additional payment by the Buyer to the Seller but at Buyer's cost (other than Seller's legal fees), and shall, upon Closing, be transferred to Buyer by Seller.

         B. Seller hereby agrees to indemnify, defend and save Buyer harmless from and against any and all loss, damage, liability, penalties, fines and the like, of whatever nature, including without limitation, attorneys' and environmental expert fees should any of the foregoing representations or warranties set forth in this Paragraph 25 prove to be untrue or inaccurate.

         C. The provisions of this Paragraph 25 shall survive the Closing, as to the Buildings, and the Parcel Closing, as to the Parcel, for a period of two (2) years.

26.      Parcel Option.

         A. In addition to the rights of Buyer set forth above, during the period commencing on the date of Closing and terminating on the date that is the day immediately preceding the fourth anniversary of the date of Closing (the "Option Period"), Buyer shall have the right, from time to time, to acquire the Parcel by written notice to Seller. Such written notice shall be effectuated by Buyer forwarding to Seller, a notice (the "Acquisition Notice") setting forth the purchase price determined in accordance with Subparagraph C. below, and the entity to which the Parcel is to be conveyed (if different from Buyer). Closing of title on the Parcel shall take place within ten (10) days following the date of the Acquisition Notice, but in no event shall said date be later than the last day of the Option Period.

         B. Seller hereby grants Buyer an irrevocable and continuous right of access to the Parcel during the Option Period. Seller further grants Buyer the right to pursue any and all course of action in the development of the Parcel or portions thereof, but not to obtain any final approvals, including without limitation, the right to apply for and prosecute, subdivisions and land development applications, approvals, zoning approvals, variances and other zoning relief, permits, or any other governmental action, license or certification required in connection with the development of the Parcel. Seller agrees to cooperate with the Buyer in pursuing the approvals, permits, variances, etc. outlined above prior to the Parcel Closing and to execute and deliver such applications, consents, and instruments in connection therewith, as Buyer may reasonably request; however, under no circumstances is this Agreement deemed to be conditioned upon the Buyer's success in achieving any such approval, consent or permit, nor shall the Seller be required to expend any sum of money in connection with its agreement to cooperate.

         C. Prior to the Parcel Closing, Henderson & Son and David Henderson shall obtain, at their sole cost and expense, a delineation of the wetlands on the Parcel, concurred with by the United States Army Corps of Engineers (the "Corps") through a jurisdictional delineation as evidenced by a letter from the Corps (the "Wetlands Delineation"). In the event that because of the Wetlands Delineation under zoning and land development and environmental laws, codes and ordinances and other laws and regulations applicable to the Parcel, as a matter of right, without the need for any relief ("Development Conditions"), there cannot be constructed on the Parcel at least 135,000 square feet of office space in a four-story building with parking therefore at a ratio of four (4) spaces per 1,000 square feet of space, then the Individual Purchase Price for the Parcel shall be adjusted downward to be equal to the product of 14.81 multiplied by the number of square feet of office space with parking therefore at a ratio of four (4) spaces per 1,000 square feet of space that can be so constructed on the Parcel. If, with the Wetlands Delineation, less than 80,000 square feet of office space with parking therefore at a ratio of four (4) spaces per 1,000 square feet of space can be built on the Parcel under the Development Conditions, then Buyer shall have no obligation whatsoever to purchase the Parcel. Such determination shall be made by Buyer within sixty (60) days after Buyer's receipt of the Wetlands Delineation. Except as set forth above, Buyer shall bear the risk of any change in the zoning of the Parcel.

         D. All of the terms and conditions set forth in this Agreement shall apply to the acquisition of the Parcel pursuant to an Acquisition Notice or a Put Notice, as hereinafter defined, and shall govern and control unless modified pursuant to a written instrument executed by both parties. The parties shall comply with the terms, covenants, conditions, obligations and requirements set forth above, as and to the extent such are applicable to the Parcel.

         E. If Buyer has not acquired the Parcel by the date that is thirty (30) days prior to the end of the Option Period, Seller shall have the right, but not the obligation, to give Buyer a written notice (the "Put Notice") requiring Buyer to purchase and close title on the Parcel by the expiration of the Option Period. If Buyer fails to close title on the Parcel by the end of the Option
Period, Buyer shall be deemed to be in default hereunder and the Seller shall have the right to retain the Deposit (as reduced following Closing) as liquidated damages.

         F. The parties agree that between the date hereof and the expiration of the Option Period, in addition to all of their respective covenants and agreements contained elsewhere in this Agreement, they shall perform or observe the following with respect to the Parcel:

                  (1) Seller shall be responsible for all, and shall pay when due, real estate taxes on the Parcel until actually conveyed to Buyer.

                  (2) Seller agrees that it shall not voluntary cause or voluntary permit the Parcel, or any interest therein, to be mortgaged, encumbered, transferred, conveyed, leased or assigned during the Option Period.

                  (3) Buyer shall be responsible for the general maintenance of the Parcel, including the cutting of grass to the extent Buyer deems necessary and only to the extent permitted by Environmental Laws.

         G. Simultaneous with the execution of this Agreement, the parties shall execute a memorandum (the "Memorandum"), in recordable form, evidencing the respective rights and obligations of the parties hereto (other than the Individual Purchase Price for the Parcel) and either party shall have the right to cause said memorandum to be recorded in the Recorder of Deed's Office in and for Delaware County, Pennsylvania only after Closing of title to the Buildings has taken place and only if, prior thereto, Buyer executed, in proper recordable form, an agreement terminating the Memorandum ("Termination Agreement") (which instrument shall evidence a termination and release of the Memorandum) and places same in escrow with Title Company. The Termination Agreement may be released by Title Company upon the earlier of (i) Buyer's default hereunder after notice and a fifteen (15) day opportunity to cure or (ii) ten (10) days after the end of the Option Period.

         F. At the Closing, Buyer shall cause Cali to execute and deliver to Seller, an agreement by which Cali agrees to guaranty the obligations of Buyer to purchase the Parcel pursuant to this Paragraph 26, substantially in the form of Exhibit "G", attached hereto and made a part hereof.


         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be signed the day and year first above written.

                                     SELLER:

[corporate seal]                              HENDERSON/TINICUM PARTNERSHIP
                                     By: HENDERSON DELAWARE CORP., general
                                     partner

Attest:____________________
By:_________________________________
                                                              President

                       [Signatures Continued on Next Page]

[corporate seal]                                HENDERSON LESTER CORP., general
                                                partner

Attest:____________________
By:_________________________________
                                    President

                                                INTERNATIONAL COURT II LIMITED
PARTNERSHIP

[corporate seal]                                By: HENDERSON INTERSTATE CORP.,
its sole                                        general partner

Attest:____________________
By:_________________________________
                                    President

                                                INTERNATIONAL COURT III JOINT
VENTURE

[corporate seal]                                By: HENDERSON STEVEN CORP.,
general partner

Attest:____________________
By:_________________________________
                                    President

[corporate seal]                                ADWIN REALTY COMPANY, general
partner

Attest:____________________
By:_________________________________
                                    Vice-President


[corporate seal]                                WILBUR C. HENDERSON & SON

Witness:____________________
By:_________________________________
                                                General Partner

Witness:
By:_________________________________
                                                General Partner

Witness:
------------------------------------
                                                DAVID C. HENDERSON

                                     BUYER:

[corporate seal]                                CALI REALTY ACQUISITION
CORPORATION

Attest:____________________
By:_________________________________


         The undersigned joins in this execution of this Agreement for the limited purposes of acknowledging its receipt of the Deposit and its agreement to hold the Deposit in escrow in accordance with the terms hereof.

                                  ESCROW AGENT:
[corporate seal]


Attest:_____________________
By:_________________________________